Exhibit 99.1

America Service Group Names Richard Hallworth Chief Operating Officer

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--March 28, 2006--America Service Group Inc. (NASDAQ:ASGRE) today announced that Richard Hallworth, age 50, has joined the Company as chief operating officer. He will also serve as president and chief executive officer of the Company's wholly owned subsidiary, Prison Health Services, Inc.
    Prior to joining the Company, Mr. Hallworth was chief operating officer for Tufts Health Plan, a managed care company nationally recognized for excellence. Beginning in 1994 as chief financial officer, Mr. Hallworth's role continuously expanded to include additional responsibilities as senior vice president of administration in 1998 and chief operating officer from 2002 to 2005. Mr. Hallworth began his career as a certified public accountant, first working with Coopers & Lybrand and then as a partner with Ernst & Young, LLP. Mr. Hallworth received his Bachelor of Science in Accountancy from Bentley College in Waltham, Massachusetts.
    Commenting on the addition of Mr. Hallworth, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "We are pleased to welcome Rich to our management team. He has an extensive healthcare background and tremendous hands-on experience in all aspects of operating a managed care company. His track record of accomplishments is certainly impressive. We look forward to his contributions and leadership at our company."

    America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

    Cautionary Statement

    This press release contains "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company's or management's beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.
    A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

    CONTACT: America Service Group Inc.
             Michael Catalano, 615-373-3100
             or
             Michael W. Taylor, 615-373-3100